Exhibit 99.1
N E W S R E L E A S E

Contact:	J. Per Brodin Chief Financial Officer (314) 725-4477

Lisa M. Wilson Senior Vice President, Investor Relations (212) 759-3929
CENTENE CORPORATION REPORTS 2006 THIRD QUARTER RESULTS
ST. LOUIS, MISSOURI (October 24, 2006) — Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended September 30, 2006.
Third Quarter Summary
–	Revenues of $631.2 million, a 57.6% increase over the 2005 third quarter.

–	Loss from operations of $66.6 million, including a non-cash impairment charge related to the loss of the Kansas contract of $87.1 million pre-tax, or $1.96 per diluted share.

–	Earnings from operations of $20.5 million, excluding the non-cash impairment charge, compared to $15.1 million in the 2005 third quarter.

–	Loss per diluted share of $1.65. Earnings per diluted share of $0.31, excluding the non-cash impairment charge compared to $0.27 in the 2005 third quarter.

–	Operating cash flows of $110.1 million.

–	Quarter-end Medicaid Managed Care membership of 1.2 million.

–	Membership growth of 38.0% over the 2005 third quarter.

–	Health Benefits Ratio (HBR) for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, of 82.0%.

–	Medicaid Managed Care G&A expense ratio of 12.1% and Specialty Services G&A ratio of 17.0%.

–	Days in claims payable of 45.3.
Other Events
–	Initiated operations in the Southwest region of Georgia, ending the quarter with 252,600 members state-wide.

–	Commenced operations in the seven new counties awarded in the East Central market of Ohio.

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–	Started operations in the Corpus Christi market and expanded operations in the Austin and Lubbock markets of Texas.

–	Awarded state-wide Medicaid managed care contract to manage a portion of eligible Hoosier Healthwise members through our Indiana subsidiary, Managed Health Services (MHS).

–	Acquired managed vision business of OptiCare Health Systems, Inc. effective July 1.

–	Commenced Arizona Long-Term Care contract effective October 1, 2006.

–	Received preliminary notification of Ohio Medicaid ABD contract award in all four regions in which we submitted a bid.
Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, commented, “We believe that many of the initiatives that we implemented during the second quarter, including a back-to-basics approach and an evaluation of our medical management practices at a number of levels, have yielded results that indicate that we are back on the right track. We are pleased that our medical claims reserves that were recorded in the 2006 second quarter have developed appropriately and that our third quarter results are in line with our expectations. We continue to evaluate opportunities to implement additional processes and protective measures to help manage our cost trends.
“We are pleased with our membership and revenue growth for the quarter, particularly our strong membership in Georgia, where our subsidiary, Peach State Health Plan, Inc., ended the quarter with 252,600 members, ahead of our expectations. We are now operating in the Atlanta, Central and Southwest regions and we achieved strong membership there despite an overall decline in the total eligible membership in the State. We also experienced growth due to our market expansions in Ohio and Texas.
“On September 1, 2006, we commenced operations in Texas in the Corpus Christi market caring for Medicaid and SCHIP members; we also began serving new Medicaid members in the Lubbock market and SCHIP members in Austin. In addition, our contract to provide managed care services for SSI recipients in the San Antonio and Corpus Christi markets will commence membership operations in January 2007. While we are still seeing higher than average

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utilization trends in Texas NICU, we expect this cost trend to moderate as the members transition from an unmanaged population into a managed care environment.
“Our Specialty Services segment has experienced year-over-year growth largely due to acquisitions, namely US Script, and to a lesser extent, Cardium and OptiCare. In addition, effective October 1, we began providing services in Yuma/LaPaz and Maricopa counties under our Arizona Long-Term Care contract.
“As we enter the fourth quarter, we look forward to making continued progress in our medical management and to capture future growth opportunities,” concluded Neidorff.

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The following table depicts membership in Centene’s managed care organizations by state at September 30, 2006 and 2005:

	2006	2005
Georgia	252,600	—
Indiana	198,100	176,300
Kansas	112,400	107,600
Missouri	32,200	37,300
New Jersey	59,100	50,900
Ohio	88,300	58,100
Texas	259,900	243,600
Wisconsin	167,100	173,900

TOTAL	1,169,700	847,700

The following table depicts membership in Centene’s managed care organizations by member category at September 30, 2006 and 2005:

	2006		2005
Medicaid	922,300		657,500
SCHIP	229,400		176,900
SSI	18,000	(a)	13,300	(b)

TOTAL	1,169,700		847,700

(a)	10,000 at-risk; 8,000 ASO

(b)	6,800 at-risk; 6,500 ASO
Statement of Operations
–	For the 2006 third quarter, revenues increased 57.6% to $631.2 million from $400.6 million in the 2005 third quarter.

–	The HBR for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, was 82.0% for the three months ending September 30, 2006, a decrease of 1.1% over the comparable 2005 period, which included $4.5 million

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for settlement of a lawsuit with Aurora Health Care, Inc. (Aurora). This settlement increased the HBR by 1.2% for the three months ended September 30, 2005. The decrease for the three months ended September 30, 2006 is the result of premium rate increases in certain markets, an increase in maternal delivery revenue, and the effect of the 2005 Aurora settlement, offset by an 8.9% increase in average in-patient days and higher physician costs. The HBR for the three months ended September 30, 2006 did not include any overall adverse medical cost development related to prior periods.

–	General and administrative (G&A) expense as a percent of revenues for the Medicaid Managed Care segment was 12.1% in the third quarter of 2006 compared to 10.6% in the third quarter of 2005, primarily due to premium tax or similar assessments enacted in certain markets.

–	Non-cash intangible asset impairment charge of $87.1 million (pre-tax), $85.0 million (after-tax), or $1.96 per diluted share related to the Kansas Medicaid contract non-renewal notification.

–	Loss from operations of $66.6 million, including a non-cash impairment charge related to the loss of the Kansas contract of $87.1 million pre-tax, or $1.96 per diluted share.

–	Earnings from operations of $20.5 million, excluding the non-cash impairment charge, compared to $15.1 million in the 2005 third quarter.

–	Loss per diluted share of $1.65. Earnings per diluted share of $0.31, excluding the non-cash impairment charge compared to $0.27 in the 2005 third quarter.

–	For the nine months ended September 30, 2006, revenues increased 46.1% to $1,581.6 million from $1,082.6 million for the same period in the prior year. Medicaid Managed Care G&A expenses as a percent of revenues increased to 12.1% in the first nine months of 2006 compared to 10.6% in the first nine months of 2005. Earnings from operations, excluding the non-cash impairment charge, decreased to $39.4 million in the first nine months of 2006 from $58.8 million in the first nine months of 2005. Net earnings, excluding the non-cash impairment charge, were $27.5 million or $0.62 per diluted share in the first nine months of 2006.

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Balance Sheet and Cash Flow
At September 30, 2006, the Company had cash and investments of $440.1 million, including $411.1 million held by its regulated entities and $29.0 million held by its unregulated entities. Medical claims liabilities totaled $246.7 million, representing 45.3 days in claims payable.
A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2006	42.6

Increase in claims inventory	2.7
Increase for Georgia and Texas claims	0.3
Conversion of pharmacy benefits to U.S. Script	(0.3)

Days in claims payable, September 30, 2006	45.3

Outlook
The table below depicts the Company’s revised guidance for the fourth quarter of 2006 and preliminary guidance for 2007:

	Q4		2007
	Low	High	Low	High
Revenue (in millions)	$685.0	$690.0	$2,730	$2,830
Earnings per diluted share	$0.38	$0.43	$1.51	$1.61
     J. Per Brodin, Centene’s Chief Financial Officer, stated, “The 2006 fourth quarter and 2007 guidance excludes any potential shut-down costs for our Kansas health plan that would be necessary if our efforts to retain the contract are unsuccessful. The 2007 guidance includes the estimated effect of initiating our Texas Star+ SSI operations effective January 1, 2007 and the Ohio Aged, Blind and Disabled preliminary award which is expected to transition throughout 2007.”

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Conference Call
As previously announced, the Company will host a conference call Tuesday, October 24, 2006, at 8:30 a.m. (Eastern Time) to review the financial results for the third quarter ended September 30, 2006, and to discuss its business outlook. Michael F. Neidorff and J. Per Brodin will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM Eastern Time on November 7, 2006 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 6573810.
Financial Presentation
The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently.
The non-GAAP information presented above in the third and fourth bullet under “Third Quarter Summary” and sixth through eighth bullets under “Statement of Operations” excludes the non-cash intangible asset impairment charge related to the Kansas contract non-renewal notification. This exclusion has been made in the non-GAAP financial measures as management believes that this charge is an unusual event.
The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

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About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI) and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Georgia, Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, disease management, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.
The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.
[Tables Follow]

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CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$200,480	$147,358
Premium and related receivables, net of allowances of $125 and $343, respectively	86,108	44,108
Short-term investments, at fair value (amortized cost $67,679 and $56,863, respectively)	67,392	56,700
Other current assets	20,776	24,439

Total current assets	374,756	272,605
Long-term investments, at fair value (amortized cost $148,415 and $126,039, respectively)	146,666	123,661
Restricted deposits, at fair value (amortized cost $25,691 and $22,821, respectively)	25,565	22,555
Property, software and equipment, net	103,175	67,199
Goodwill	136,519	157,278
Other intangible assets, net	14,949	17,368
Other assets	12,211	7,364

Total assets	$813,841	$668,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims liabilities	$246,669	$170,514
Accounts payable and accrued expenses	67,957	29,790
Unearned revenue	18,597	13,648
Current portion of long-term debt and notes payable	1,032	699

Total current liabilities	334,255	214,651
Long-term debt	168,429	92,448
Other liabilities	5,252	8,883

Total liabilities	507,936	315,982
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 43,168,505 and 42,988,230 shares, respectively	44	43
Additional paid-in capital	202,760	191,840
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(1,356)	(1,754)
Retained earnings	104,457	161,919

Total stockholders’ equity	305,905	352,048

Total liabilities and stockholders’ equity	$813,841	$668,030

See notes to consolidated financial statements.

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CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Premium	$610,661	$395,667	$1,522,302	$1,075,027
Service	20,588	4,975	59,318	7,619

Total revenues	631,249	400,642	1,581,620	1,082,646

Expenses:
Medical costs	501,350	331,050	1,263,251	881,021
Cost of services	15,373	2,002	45,278	3,573
General and administrative expenses	93,991	52,450	233,654	139,274
Impairment loss	87,091	—	87,091	—

Total operating expenses	697,805	385,502	1,629,274	1,023,868

Earnings (loss) from operations	(66,556)	15,140	(47,654)	58,778
Other income (expense):
Investment and other income	4,625	2,818	12,056	7,461
Interest expense	(3,082)	(1,190)	(7,536)	(2,386)

Earnings (loss) before income taxes	(65,013)	16,768	(43,134)	63,853
Income tax expense	6,180	4,662	14,328	22,087

Net earnings (loss)	$(71,193)	$12,106	$(57,462)	$41,766

Earnings (loss) per share:
Basic earnings (loss) per common share	$(1.65)	$0.28	$(1.33)	$0.99
Diluted earnings (loss) per common share	$(1.65)	$0.27	$(1.33)	$0.93

Weighted average number of shares outstanding:
Basic	43,219,053	42,582,129	43,126,062	42,120,149
Diluted	43,219,053	45,278,328	43,126,062	45,078,852
See notes to consolidated financial statements.

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CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$(57,462)	$41,766
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities —
Depreciation and amortization	15,286	9,658
Excess tax benefits from stock compensation	—	4,511
Stock compensation expense	11,168	3,557
Impairment loss	87,091	—
Loss on sale of investments	33	58
Deferred income taxes	(4,493)	(3,567)
Changes in assets and liabilities —
Premium and related receivables	(34,209)	(9,396)
Other current assets	2,705	(1,990)
Other assets	(455)	(1,380)
Medical claims liabilities	74,367	(17,091)
Unearned revenue	4,816	5,892
Accounts payable and accrued expenses	25,929	11,798
Other operating activities	(221)	1,096

Net cash provided by operating activities	124,555	44,912

Cash flows from investing activities:
Purchase of property, software and equipment	(39,494)	(16,837)
Purchase of investments	(235,501)	(108,630)
Sales and maturities of investments	200,155	129,095
Acquisitions, net of cash acquired	(66,921)	(55,410)

Net cash used in investing activities	(141,761)	(51,782)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,594	3,925
Proceeds from borrowings	83,359	45,000
Payment of long-term debt and notes payable	(12,505)	(4,323)
Excess tax benefits from stock compensation	2,094	—
Common stock repurchases	(7,214)	—
Other financing activities	—	(413)

Net cash provided by financing activities	70,328	44,189

Net increase in cash and cash equivalents	53,122	37,319

Cash and cash equivalents, beginning of period	147,358	84,105

Cash and cash equivalents, end of period	$200,480	$121,424

Interest paid	$7,582	$2,184
Income taxes paid	$5,223	$19,658

Supplemental schedule of non-cash financing activities:
Common stock issued for acquisitions	$—	$8,991
See notes to consolidated financial statements.

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CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q3	Q2	Q1	Q4
	2006	2006	2006	2005
MEMBERSHIP
Medicaid Managed Care:
Georgia	252,600	216,000	—	—
Indiana	198,100	193,000	193,000	193,300
Kansas	112,400	117,100	118,200	113,300
Missouri	32,200	32,900	34,500	36,000
New Jersey	59,100	59,000	57,500	56,500
Ohio	88,300	73,100	59,000	58,700
Texas	259,900	235,800	237,500	242,000
Wisconsin	167,100	174,600	175,100	172,100

TOTAL	1,169,700	1,101,500	874,800	871,900

Medicaid	922,300	863,500	683,700	681,100
SCHIP	229,400	221,600	175,300	175,900
SSI	18,000	16,400	15,800	14,900

TOTAL	1,169,700	1,101,500	874,800	871,900

Specialty Services(a):
Arizona	94,500	93,600	92,300	94,700
Kansas	37,500	39,400	39,200	38,800

TOTAL	132,000	133,000	131,500	133,500

(a)Includes behavioral health contracts only.
REVENUE PER MEMBER(b)	$169.98	$159.33	$157.17	$152.48

CLAIMS(b)
Period-end inventory	233,500	186,200	229,800	255,000
Average inventory	188,600	150,100	175,200	153,500
Period-end inventory per member	0.20	0.17	0.26	0.29
(b)Revenue per member and claims information are presented for the Medicaid Managed Care segment.

DAYS IN CLAIMS PAYABLE(c)	45.3	42.6	43.0	45.4
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$411.1	$323.9	$314.0	$322.6
Unregulated	29.0	25.5	25.8	27.7

TOTAL	$440.1	$349.4	$339.8	$350.3

ANNUALIZED RETURN ON EQUITY(d)	(83.8)%	5.4%	9.8%	16.2%
(d)Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

Centene Corporation Reports Third Quarter 2006 Earnings October 24, 2006 / Page 13
HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Medicaid and SCHIP	82.0%	83.1%	82.8%	81.6%
SSI	84.1	96.2	86.2	92.6
Specialty Services	82.9	87.2	83.5	88.7
GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Medicaid Managed Care	12.1%	10.6%	12.1%	10.6%
Specialty Services	17.0	30.2	18.3	38.9
MEDICAL CLAIMS LIABILITIES
(In thousands)
Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

Balance, September 30, 2005	$148,889
Acquisitions	1,788
Incurred related to:
Current period	1,618,282
Prior period	(9,144)

Total incurred	1,609,138

Paid related to:
Current period	1,374,777
Prior period	138,369

Total paid	1,513,146

Balance, September 30, 2006	$246,669

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.